Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Kintara Therapeutics, Inc. (formerly DelMar Pharmaceuticals, Inc.) on Form S-8 of our report dated September 18, 2020, with respect to our audit of the consolidated financial statements of Kintara Therapeutics, Inc. as of June 30, 2020 and for the year then ended appearing in the Annual Report on Form 10-K of Kintara Therapeutics, Inc. for the year ended June 30, 2020.

/s/ Marcum llp

Marcum llp

San Francisco, CA

September 18, 2020